                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Ambassador Apartments, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  common stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    02316A102
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 11 Pages

CUSIP No. 02316A102               SCHEDULE 13G            Page 2 of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Iridian Asset Management LLC
          06-1439577


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              Not Applicable.
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                Not Applicable.
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                Not Applicable.
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          Not Applicable.
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable.

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%.

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 02316A102                   SCHEDULE 13G           Page 3 of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          LC Capital Management LLC
          06-1439578


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              Not Applicable.
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                Not Applicable.
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                Not Applicable.
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          Not Applicable.
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable.

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%.

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     HC

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 02316A102               SCHEDULE 13G               Page 4 of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          CL Investors, Inc.
          52-2070252


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              Not Applicable.
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                Not Applicable.
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                Not Applicable.
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          Not Applicable.
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable.

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%.

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     HC

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 02316A102                 SCHEDULE 13G             Page 5 of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          David L. Cohen
          ###-##-####


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          USA


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              Not Applicable.
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                Not Applicable.
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                Not Applicable.
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          Not Applicable.
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable.

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%.

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 02316A102                   13G                    Page 6 of 11 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Harold J. Levy
          ###-##-####


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              Not Applicable.
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                Not Applicable.
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                Not Applicable.
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                          Not Applicable.
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Not Applicable.

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%.

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13G                   Page 7 of 11 Pages



Item 1.     (a)   Name of Issuer:
                    Ambassador Apartments, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                    77 W. Wacker Drive, Suite 4040
                    Chicago, IL  60601
                  --------------------------------------------------------------
Item 2.

This statement is being filed on behalf of Iridian Asset Management LLC, LC Capital Management, LLC, CL Investors, Inc., David L. Cohen and Harold J. Levy.

(a)  Name of Person Filing:                     Iridian Asset Management LLC
(b)  Address of Principal Business Office:      276 Post Road West
                                                Westport, CT 06880-4704
(c) Citizenship:                                Delaware
(d)  Title of Class of Securities:              Common Stock
(e) CUSIP Number:                               02316A102


(a)  Name of Person Filing:                     LC Capital Management, LLC
(b)  Address of Principal Business Office:      c/o Iridian Asset Management LLC
                                                276 Post Road West
                                                Westport, CT 06880-4704
(c) Citizenship:                                Delaware
(d)  Title of Class of Securities:              Common Stock
(e) CUSIP Number:                               02316A102


(a)  Name of Person Filing:                     CL Investors, Inc.
(b)  Address of Principal Business Office:      c/o Iridian Asset Management LLC
                                                276 Post Road West
                                                Westport, CT 06680-4704
(c) Citizenship:                                Delaware
(d) Title of Class of Securities:               Common Stock
(e) CUSIP Number:                               018804104


(a)  Name of Person Filing:                     David L. Cohen
(b)  Address of Principal Business Office:      c/o Iridian Asset Management LLC
                                                276 Post Road West
                                                Westport, CT 06880-4704
(c) Citizenship:                                USA
(d)  Title of Class of Securities:              Common Stock
(e) CUSIP Number:                               02316A102


(a)  Name of Person Filing:                     Harold J. Levy
(b)  Address of Principal Business Office:      c/o Iridian Asset Management LLC
                                                276 Post Road West
                                                Westport, CT 06880-4704
(c) Citizenship:                                USA
(d)  Title of Class of Securities:              Common Stock
(e) CUSIP Number:                               02316A102

                                SCHEDULE 13G                Page 8 of 11 Pages



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  [ ] Broker or Dealer registered under Section 15 of the Act,

(b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

(c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

(e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F); see Item 7,

(g)  [   ]   Parent    Holding    Company,    in    accordance    with   Section
     240.13d-1(b)(1)(ii)(G); see Item 7,

(h)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

                                 SCHEDULE 13-G               Page 9 of 11 Pages


Item 4.     Ownership.

Not Applicable.


Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.


Item 8.     Identification and Classification of Members of the Group.

This filing is being made jointly by Iridian Asset Management LLC, LC Capital Management, LLC, CL Investors, Inc., David L. Cohen and Harold J. Levy.


Item 9.     Notice of Dissolution of Group.

Not Applicable.


Item 10.    Certification.

     By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                 SCHEDULE 13-G              Page 10 of 11 Pages


                                   SIGNATURE.


     After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Date: January 20, 1998

                                   IRIDIAN ASSET MANAGEMENT LLC

                         By:           /s/ Jeffrey M. Elliott
                                   ----------------------------------
                                   Jeffrey M. Elliott, Executive Vice President


                                   LC CAPITAL MANAGEMENT, LLC

                         By:           /s/ Jeffrey M. Elliott
                                   ----------------------------------
                                   Jeffrey M. Elliott, Executive Vice President


                                   CL INVESTORS, INC.

                         By:           /s/ Jeffrey M. Elliott
                                   ----------------------------------
                                   Jeffrey M. Elliott, President


                         By:           /s/ David L. Cohen
                                   ----------------------------------
                                   David L. Cohen, individually


                         By:           /s/ Harold J. Levy
                                   ----------------------------------
                                   Harold J. Levy, individually